EXHIBIT 10(i)

Execution Copy

Anadarko Petroleum Corporation

Deferred Compensation Plan

Amended and Restated effective as of January 1, 2012

i

ARTICLE 5 - INVESTMENT OF CONTRIBUTIONS		11
5.1	Investment Options	11
5.2	Adjustment of Accounts	11
5.3	Distributions from the Company Stock Fund	11

ARTICLE 6 - RIGHT TO BENEFITS		11
6.1	Vesting	11
6.2	Death	12
6.3	Disability	13

ARTICLE 7 - DISTRIBUTION OF BENEFITS		13
7.1	Amount of Benefits	13
7.2	Method and Timing of Distributions	13
7.3	Unforeseeable Emergency	13
7.4	Cashouts of Minimal Interests	14
7.5	Distribution to a Key Employee	14

ARTICLE 8 - AMENDMENT AND TERMINATION		14
8.1	Amendment by Company	14
8.2	Retroactive Amendments	15
8.3	Special Plan and Deferral Election Amendments	15
8.4	Plan Termination	15
8.5	Distribution Upon Termination of the Plan	16

ARTICLE 9 - THE TRUST		16
9.1	Establishment of Trust	16
9.2	Grantor Trust	16
9.3	Investment of Trust Funds	16
9.4	Participants’ Rights under a Trust	16

ARTICLE 10 - MISCELLANEOUS		17
10.1	Unsecured General Creditor of the Company	17
10.2	Limitation of Rights	17
10.3	The Company’s Liability	17
10.4	Satisfaction of Benefit Obligation	17
10.5	Spend-thrift Provision	18
10.6	Incapacity of Participant or Beneficiary	18
10.7	Waiver	18
10.8	Notices	19
10.9	Tax Withholding	19
10.10	Governing Law	19
10.11	Intention to Comply with Code Section 409A	19

ARTICLE 11 - PLAN ADMINISTRATION		20
11.1	Powers and Responsibilities of the Administrator	20
11.2	Interpretation of the Plan	20
11.3	Claims and Review Procedures	21
11.4	Plan Administrative Costs	21

ii

PURPOSE
The Anadarko Petroleum Corporation Deferred Compensation Plan (the “Plan”) was originally established effective as of January 1, 2005, and is hereby amended and restated effective as of January 1, 2012. The purpose of the Plan is to permit eligible employees and non-employee directors to defer receipt of certain compensation into a subsequent tax year which would otherwise be payable to them in the then-current tax year.

The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and shall be implemented and administered in a manner consistent therewith. The Plan is also intended to (i) be exempt from the participation and vesting, funding, and fiduciary responsibility requirements of Title I of ERISA and (ii) qualify for simplified reporting under the U.S. Department of Labor Regulation Section 2520.104-23, as may be amended from time to time.
ARTICLE 1 - DEFINITIONS

Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

1.1
“Account” means an account established by the Administrator for the purpose of recording amounts credited on behalf of each Participant under the Plan, and any income, expenses, gains, losses or distributions included thereon. The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to each Participant pursuant to the Plan.

1.2
“Administrator” means the Vice President—Human Resources of Anadarko Petroleum Corporation and delegates operating under the authority of the Vice President—Human Resources, including authorized third-party service providers, except that for all matters pertaining to the establishment, continuance, availability to Plan participants, operation and termination of the Company Stock Fund (as defined in Section 5.3 of the Plan) and for all matters (including, without limitation, interpretation of the Plan) directly relating to participation, claims or benefits associated with individuals who are then Directors or Section 16 Officers, “Administrator” shall mean the Compensation Committee.

1.3
“Annual Retainer Fees” means the annual fees (other than Meeting Fees) paid to a Director by the Company for service on the Board or committee(s) of the Board, including the Board retainer, lead director retainer, committee chair and member retainers and any other forms of retainer paid to a Director for service on the Board.

1.4
“Base Pay” means base compensation per payroll period paid by the Company to an Eligible Employee (including amounts which the Eligible Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Company), excluding overtime pay, bonuses, employee benefits, added premiums, differentials, components of foreign service assignments, and any other form of incentive compensation.

1.5
“Beneficiary” means the persons, trusts, estates or other entities designated under Section 6.2 to receive benefits under the Plan upon the death of a Participant. “Contingent Beneficiary” means the persons, trusts, estates or other entities designated under Section 6.2 to receive benefits under the Plan upon the death of a Participant and in the event that the designated Beneficiary predeceases a Participant.

1.6	“Board” means the Board of Directors of Anadarko Petroleum Corporation.

1.7
“Bonus” means the bonus otherwise payable currently to a Participant for the Plan Year under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, or any predecessor or successor plans thereto, or any other incentive or bonus arrangement implemented after the Effective Date by the Company if the Company designates payments under such program or arrangement as being Bonuses which may be deferred pursuant to this Plan.

1.8
“Change of Control” means that a Change of Control of the Company shall be deemed to have occurred on the date as of the first day any one or more of the following conditions shall have been satisfied:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) or (iii) of Section 1.8(c); or

(b)
Individuals who, as of January 1, 2010, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 2010 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)
Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 1.8 or any provision of this Plan to the contrary, to the extent that any payment or acceleration of payment of any amount under the Plan is subject to, and not exempt under, Code Section 409A, then the determination of whether a Change of Control has occurred hereunder as affecting the payment, or timing of payment, of such amount shall be made within the meaning of such term as set forth in Code Section 409A to the extent inconsistent with the foregoing provisions of this definition, as determined in the discretion of the Administrator.

1.9
“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to any Section of the Code shall include any successor provision thereto and the Treasury Regulations and other authority issued under such Section by the appropriate governmental authority.

1.10
“Company” means Anadarko Petroleum Corporation and its wholly owned subsidiaries, unless the context requires otherwise (such as, for example, in Section 1.8 where the term “Company” shall refer solely to Anadarko Petroleum Corporation).

1.11	“Compensation Committee” means the Compensation and Benefits Committee of the Board, the composition of which may change from time to time.

1.12	“Contingent Beneficiary” shall have the definition set forth in Section 1.5.

1.13	“Director” means a non-employee member of the Board.

1.14    “Director Compensation" means Annual Retainer Fees and Meeting Fees.

1.15
“Disabled” or “Disability” means a Participant shall be deemed to have become permanently disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a disability plan or an accident and health plan maintained by the Company, if applicable.

1.16    “Effective Date” means January 1, 2012, the effective date of this amendment and restatement of the Plan.

1.17
“Eligible Employee” means an employee of the Company who is paid on the Company’s U.S. payroll and (i) is “a member of a select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) and (ii) is designated by the Company in its complete discretion as being an Eligible Employee for purposes of the Plan. An employee who does not satisfy these criteria is an “Ineligible Employee.”

1.18
“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time. All references herein to any Section of ERISA shall include any successor provision thereto and the regulations and other authority issued under such Section by the appropriate governmental authority.

1.19
“Key Employee” means a Participant who is a “specified employee” as defined in Code Section 409A. For purposes of this definition, a “specified employee” under Code Section 409A is an employee who, as of the date of his Separation from Service, is a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph 5 thereof relating to beneficiaries) of the Company or any entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c) (the “Controlled Group”). A Participant shall be a Key Employee if the Participant is (i) an officer of the Company having annual compensation greater than $165,000 for 2012 (and as indexed thereafter under Code Section 416(i)), (ii) a 5-percent (5%) owner of the Company, or (iii) a 1-percent (1%) owner of the Company having annual compensation of more than $150,000, at any time during the twelve (12) month period ending on December 31, but only if a Controlled Group member has any stock that is publicly traded on an established securities market or otherwise. A Participant will be considered to be a Key Employee for the period April 1 through March 31 following such December 31 determination. The Company may apply an alternative method to identify Key Employees in accordance with Code Section 409A, provided that the alternative method (i) is reasonably designed to include all Key Employees, (ii) is an objectively determinable standard, and (iii) results in either all employees or no more than 200 employees being identified as Key Employees as of any date.

1.20	“Meeting Fees” means fees paid to a Director for attendance at meetings of the Board or meetings of the Board’s committees.

1.21
“Participant” means any Eligible Employee or any Director who becomes a participant in the Plan pursuant to Article 2. An individual who becomes a Participant as provided in the preceding sentence shall remain a Participant until he no longer has an undistributed Account balance under the Plan.

1.22	“Plan” means the Anadarko Petroleum Corporation Deferred Compensation Plan, as amended and restated as set forth herein, and as it may be further amended from time to time.

1.23	“Plan Year” means the twelve (12) consecutive month period beginning January 1st and ending December 31st of any given year.

1.24
“Retirement” means, in the case of an Eligible Employee who is eligible to retire under the Anadarko Retirement Plan (the “Anadarko Plan”), his Separation from Service; provided, however, that the Eligible Employee has, as of such date, both attained age fifty-five (55) and been credited with at least five (5) years of Credited Service as that term is defined under the Anadarko Plan. Retirement means, in the case of an Eligible Employee who is eligible to retire under the Kerr-McGee Corporation Retirement Plan (the “KMG Plan”), his Separation from Service; provided, however, that the Eligible Employee has, as of such date, both attained age fifty-two (52) and been credited with at least ten (10) years of Credited Service as that term is defined under the KMG Plan. Retirement means, in the case of a Director, Separation from Service from the Board after the first to occur of: (a) the Director having attained age sixty-five (65), (b) the Director having completed ten (10) years of service as a Director, or (c) the Director having attained both age fifty-five (55) and completed five (5) years of service as a Director. A Director’s total years of service as a Director as of any date shall be determined by dividing his total completed full months of service as a Director by twelve (12).

1.25
“Section 16 Officer” means an Eligible Employee who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.26	“Separation from Service” means a “separation from service” of an Eligible Employee or Director within the meaning of Code Section 409A.

1.27
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant.

1.28	“Valuation Date” means each business day of the Plan Year and such other date(s) as designated by the Company.

ARTICLE 2 - PARTICIPATION

2.1	Participation. Each Eligible Employee and Director shall become a Participant in the Plan by executing a deferral agreement in accordance with the provisions of Article 3.

2.2
Cessation of Active Participation. In the event that (i) the service on the Board of a Participant who is a Director terminates, or (ii) a Participant who is an Eligible Employee incurs a Separation from Service for any reason, such Director or Eligible Employee, as applicable, may not make deferral elections under Article 3 and any deferral election presently in effect for such Director or Eligible Employee shall terminate immediately; however, any compensation subject to a valid deferral election under the Plan and earned with respect to any period preceding the effective time of such cessation of the right to defer compensation hereunder shall be deferred pursuant to such election, even if such crediting of such amount to his Account occurs after such effective time. In the event that a Participant becomes an Ineligible Employee for any reason other than Separation from Service (including, without limitation, by reason of the Company, in its sole discretion, designating a Participant as an Ineligible Employee), such Participant may not make deferral elections under Article 3 immediately after the Participant becomes an Ineligible Employee; however, any irrevocable deferral election made prior to the time that the Participant became an Ineligible Employee shall remain in effect, unless voided as stated herein in connection with a subsequent Separation from Service. At the discretion of the Company or the Administrator, an individual who has become a Participant in the Plan shall cease to be entitled to defer compensation hereunder at the time and in such manner as determined by the Company or the Administrator to be necessary or appropriate to comply with applicable law or regulations or to coordinate with other benefit plans of the Company; provided, however, that such cessation is permitted and consistent with the requirements of Code Section 409A. Upon any termination of a Participant’s right to defer compensation hereunder, the provisions of Section 7.2 shall continue to apply to such Participant’s Account.

ARTICLE 3 - DEFERRAL ELECTIONS

3.1
Deferral Agreement. Each Eligible Employee and Director may elect to defer compensation amounts otherwise payable to him currently for a Plan Year by executing a deferral agreement in accordance with (a) rules and procedures established by the Administrator, (b) the provisions of this Article 3, and (c) Code Section 409A. The deferral agreement may separately specify for each discrete type of compensation (e.g.,

Base Pay, Bonus, Director Compensation, or individual components of each) the whole number percentage multiple (in one percent (1%) increments and subject to the percentage limitations otherwise described herein) that the Participant elects to defer, the payment schedule and form of payment of the deferred amount.

A new deferral agreement must be executed in a timely manner (as set forth in this Article 3) for each Plan Year during which the Eligible Employee or Director elects to defer compensation. An Eligible Employee or Director who does not execute a deferral agreement in a timely manner shall be deemed to have elected zero deferrals for such Plan Year.
A deferral agreement may be changed or revoked at any time during the respective election periods specified in Section 3.5. A deferral agreement becomes irrevocable at the close of the respective election period. However, with regard to a Participant who is first designated as an Eligible Employee during a Plan Year, the initial deferral election of that Participant under Section 3.5 for such Plan Year becomes irrevocable as of the time of such initial election. An irrevocable deferral election may be subsequently modified only as permitted in Section 7.2.

3.2	Election to Defer Base Pay. An Eligible Employee may elect to defer Base Pay for a Plan Year in an amount not exceeding seventy-five percent (75%) of Base Pay.

3.3
Election to Defer Bonus. An Eligible Employee may elect to defer up to one hundred percent (100%) of his Bonus for a Plan Year, subject to any limitation that may be established by the Administrator and specified on the deferral agreement. A Participant who is first designated as an Eligible Employee after January 1st of a Plan Year may not elect to defer his Bonus for that Plan Year but may elect to defer his Bonus for subsequent Plan Years.

3.4	Election to Defer Director Compensation. A Director may elect to defer up to one hundred (100%) of his Director Compensation for a Plan Year.

3.5
Timing of Election to Defer. Each Eligible Employee who desires to defer Base Pay otherwise payable during a Plan Year must execute a deferral agreement in accordance with the procedures established by the Administrator and within the election period preceding the Plan Year during which the Base Pay will be earned, as specified by the Administrator (but not later than December 31st immediately preceding such Plan Year and will be irrevocable as of such date). Each Eligible Employee who is eligible to defer a Bonus which may be earned with respect to services performed during a Plan Year pursuant to Section 3.3 and who desires to defer such Bonus must execute a deferral agreement in accordance with the rules and procedures established by the Administrator (but not later than December 31st immediately preceding such Plan Year except that if the plan or arrangement providing for such Bonus is “performance-based compensation based on services performed over a period of at least 12 months” (as described in Code Section 409A(a)(4)(B)(iii)), then such deferral election must be executed no later than the date six (6) months before the end of the performance period over which the Bonus is earned (provided that (a) the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date such election is made and (b) such compensation has not become readily ascertainable as of the date of such election), and such election will be irrevocable as of such date).

A Director who desires to defer his Director Compensation otherwise payable during a Plan Year must execute a deferral agreement in accordance with the procedures established by the Administrator (but not later than December 31st immediately preceding such Plan Year and will be irrevocable as of such date).
An employee who is first designated as an Eligible Employee during a Plan Year may elect to defer Base Pay for such Plan Year in accordance with the rules of this Section 3.5, except that his initial deferral agreement must be executed within the thirty (30)-day period beginning on the date such employee is designated as an Eligible Employee. A new Director may elect to defer his Director Compensation in accordance with the rules of this Section 3.5 except that his initial deferral agreement must be executed within the thirty (30)-day period beginning on the date he first becomes a Director.

3.6
Election of Payment Schedule and Form of Payment. At the time an Eligible Employee or Director completes a deferral agreement provided by the Administrator, the Eligible Employee or Director may separately elect for each type of compensation being deferred (i.e., Base Pay, Bonus, Director Compensation, or individual components of each) the following items: (i) the date of distribution or commencement of distribution of each deferred amount, (ii) the form of payment in which each deferred amount will be distributed (e.g., lump sum or annual installments), and (iii) if applicable and as may be provided by the Administrator, whether the amount distributed will be in cash, Company Stock (as defined in Section 5.3) or a combination of cash and Company Stock. Subject to the provisions of Article 7, an Eligible Employee or Director may elect to receive distribution of his deferred amount in a single lump sum or annual installment distributions over a period certain not exceeding fifteen (15) years. If the Participant should elect installment payments over a designated time period, each installment payment shall be considered a separate payment for purposes of Code Section 409A.

The portion of the Participant’s Account that has been earned and vested as of January 1, 2010 (as well as any subsequent earnings, expenses, gains and losses attributed to such balance) (“Pre-2010 Account”) shall be distributed as follows:

(a)	If the Participant’s Separation from Service occurs before he becomes eligible for Retirement, notwithstanding any other election, his distribution shall be made as follows:

(1)
If the Participant initially elected to be paid upon his Separation from Service following Retirement, his distribution shall be made in a lump-sum payment no later than ninety (90) days after the date of his Separation from Service; or

(2)
If the Participant initially elected to be paid upon an identified and specific date that is at least three (3) years after the date the deferral agreement was effective, then if payment has not already commenced, his distribution shall be made or shall commence on such identified and specific date; or

(3)
If the Participant initially elected to be paid upon the earlier of (A) Separation from Service following Retirement or (B) an identified and specific date that is at least three (3) years after the date the deferral agreement was effective, then if payment has not already been made or commenced, his distribution shall be made in a lump sum payment no later than ninety (90) days after the date of his Separation from Service.

(b)
If the Participant’s Separation from Service occurs after he becomes eligible for Retirement, then the distribution or commencement of distribution shall be one of the following options as previously elected by the Participant:

(1)	Separation from Service; or

(2)	an identified and specific date that is at least three (3) years after the date the deferral agreement was executed; or

(3)
the earlier of (A) Separation from Service or (B) an identified and specific date that is at least three (3) years after the date the deferral agreement was executed. This option (3) provides that the date of distribution specified in the deferral agreement will be honored unless a Separation from Service intervenes before the scheduled date of distribution, in which case payment will be made, in the form originally elected by the Participant, not later than the date that is ninety (90) days after the Separation from Service date.

The portion of the Participant’s Account that is earned and vested on and after January 1, 2010 (as well as any subsequent earnings, expenses, gains and losses attributed to such balance) (“Post-2009 Account”) shall be distributed as follows:

(a)	If the Participant’s Separation from Service occurs before he becomes eligible for Retirement, notwithstanding any other election, his distribution shall be made as follows:

(1)
If the Participant initially elected to be paid upon his Separation from Service following Retirement, his distribution shall be made in a lump-sum payment no later than ninety (90) days after the date of his Separation from Service; or

(2)
If the Participant initially elected to be paid upon an identified and specific date that is at least one (1) year after the date the deferral agreement was effective, then if payment has not already commenced, his distribution shall be made or shall commence on such identified and specific date; or

(3)
If the Participant initially elected to be paid upon the earlier of (A) Separation from Service following Retirement or (B) an identified and specific date that is at least one (1) year after the date the deferral agreement was effective, then if payment has not already been made or commenced, his distribution shall be made in a lump sum payment no later than ninety (90) days after the date of his Separation from Service.

(b)
If the Participant’s Separation from Service occurs after he becomes eligible for Retirement, then the distribution or commencement of distribution shall be one of the following options as previously elected by the Participant:

(1)	Separation from Service; or

(2)	an identified and specific date which is at least one (1) year after the date the deferral agreement was executed; or

(3)
the earlier of (A) Separation from Service or (B) an identified and specific date which is at least one (1) year after the date the deferral agreement was executed. This option (3) provides that the date of distribution specified in the deferral agreement will be honored unless a Separation from Service intervenes before the scheduled date of distribution, in which case payment will be made, in the form originally elected by the Participant, not later than the date that is ninety (90) days after the Separation from Service date.

In addition, regardless of whether Retirement is attained by the Participant, he may elect a “Change of Control Override.” A Change of Control Override election provides that the date and form of distribution specified in the deferral agreement will be honored unless a Change of Control intervenes before the scheduled date of distribution, in which case, payment will be made in a single lump sum within ninety (90) days after the effective date of the Change of Control without regard to whether Participant has incurred a Separation from Service. Notwithstanding any provision in the Plan to the contrary, for purposes of effectuating an accelerated payment hereunder pursuant to a Change of Control Override, the term “Change of Control” shall mean a Change of Control (as defined in Section 1.8 of the Plan) but only to the extent that the event causing the Change of Control qualifies under Code Section 409A(a)(2)(A)(v).
ARTICLE 4 - PARTICIPANT ACCOUNT

4.1
Individual Accounts. The Administrator will establish and maintain an Account for each Participant that reflects deferrals made pursuant to Article 3, together with earnings, expenses, gains and losses that are attributable to investments of such Account as provided in Article 5. The amount a Participant elects to defer in accordance with Article 3 shall be credited to the Participant’s Account at the time the amount subject to the deferral election would otherwise have been payable to the Participant but for his deferral election. The Administrator will establish and maintain such other accounts and records as it determines, in its discretion, to be reasonably required or appropriate to discharge its duties under the Plan.

ARTICLE 5 - INVESTMENT OF CONTRIBUTIONS

5.1
Investment Options. The amount credited to a Participant’s Account shall be treated as invested in the investment options as designated for this purpose by the Administrator. Such investment options may be different for Eligible Employees, Section 16 Officers and Directors, as determined by the Administrator in its discretion.

5.2
Adjustment of Accounts. The amount credited to a Participant’s Account shall be adjusted for hypothetical investment earnings or losses in an amount equivalent to the earnings or losses reported by the investment options selected by the Participant or Beneficiary from among the investment options provided in Section 5.1. A Participant may, in accordance with rules and procedures established by the Administrator, change the investments to be used for the purpose of calculating future hypothetical investment adjustments to the Participant’s Account or to future Participant deferrals, which election change shall be effective as of the Valuation Date coincident with or next following notice to the Administrator. The Account of each Participant shall be adjusted as of each Valuation Date to reflect: (a) the hypothetical investment earnings and/or losses described above; (b) Participant deferrals; and (c) distributions or withdrawals from the Account.

5.3
Distributions from the Company Stock Fund. To the extent that any portion (including a percentage thereof as provided by the Administrator) of a Participant’s Account is invested in an investment fund maintained under the Plan which invests primarily in the common stock of the Company (either directly or in the form of phantom shares) (“Company Stock Fund”), such Participant may have the right to elect to receive distribution in shares of common stock of the Company (“Company Stock”), but only with respect to the portion of his Account balance that is invested in the Company Stock Fund, with such election to be made at such time and in such form as determined by the Administrator. Any fractional shares of Company Stock allocated to the Participant’s Account shall be distributed in cash. If a Participant does not elect to receive his distribution in shares of Company Stock, then the entire balance shall be distributed in cash.

ARTICLE 6 - RIGHT TO BENEFITS

6.1
Vesting. At all times, each Participant has a one hundred percent (100%) nonforfeitable interest in all amounts credited to his Account. Notwithstanding the foregoing or any provision of the Plan to the contrary, if otherwise provided pursuant to a Company plan or program for which a benefit has been deferred under the Plan, a Participant may be subject to certain “claw back” or forfeiture of benefits in certain circumstances, in which case a Participant’s Account may be reduced in an amount necessary to satisfy such “claw back” or forfeiture.

6.2
Death. Notwithstanding any prior election regarding the form or timing of his distribution, the balance or remaining balance credited to a Participant’s Account shall be paid to his Beneficiary in a single lump-sum cash payment within ninety (90) days following the Participant’s death. If multiple Beneficiaries have been designated by the Participant, each Beneficiary shall receive a single lump-sum cash payment of his specified portion of the Participant’s Account balance within such ninety (90) day period. If the Participant has not specified percentages for multiple Beneficiaries, his Account will be divided and distributed to them on a per capita basis.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries in accordance with rules and procedures established by the Administrator (including, but not limited to, the right to require the consent of a Participant’s spouse in the event the spouse is not named as the sole primary Beneficiary).

If a designated Beneficiary predeceases a Participant, the amount apportioned to that designated Beneficiary shall be payable to the designated Contingent Beneficiary, if any. If a Beneficiary dies within thirty (30) days of the date the Participant dies, the Beneficiary shall be considered to have predeceased the Participant for purposes of this Section 6.2.

If the Administrator finds either that there is no designated Beneficiary for all or a portion of a Participant’s Account, or that the designated Beneficiary and any Contingent Beneficiary for all or a portion of a Participant’s account have predeceased the Participant, the amount in question shall be paid as follows: (a) if the Participant leaves a surviving spouse, the entire Account balance shall be paid to the surviving spouse, and (b) only if the Participant leaves no surviving spouse, the entire Account balance shall be paid (i) first to the executor or administrator of the Participant’s estate, or (ii) if there is no administration of his estate, to the Participant’s heirs at law, as determined by the Administrator.

Notwithstanding the preceding provisions of this Article 6 and to the extent not prohibited by state or federal law, if a Participant is divorced from his spouse and, at the time of his death, is not remarried to the person from whom he was divorced, any designation of such divorced spouse shall be null and void unless the contrary is expressly stated in a writing that is filed by the Participant with the Administrator and accepted by the Administrator. The amount that would otherwise have been paid to such divorced spouse shall instead be paid to the persons specified in accordance with the applicable provisions of this Article 6 as if such divorced spouse did not survive the Participant.

If the Administrator is in doubt as to the right of any person to receive any amount hereunder, the Administrator, in its discretion, may direct that the entire Account balance be paid into any court of competent jurisdiction in an interpleader action, and such payment shall be a full and complete discharge of any liability or obligation under the Plan to the full extent of such payment.

6.3
Disability. Notwithstanding any prior election regarding the form or timing of his distribution, the balance or remaining balance credited to a Participant’s Account shall be paid to the Participant in a single lump-sum cash payment within ninety (90) days following the date the Participant is determined to be Disabled.

ARTICLE 7 - DISTRIBUTION OF BENEFITS

7.1
Amount of Benefits. The amount credited to a Participant’s Account as determined under Articles 4, 5 and 6 shall determine and constitute the basis for the value of benefits payable to the Participant under the Plan.

7.2
Method and Timing of Distributions. Subject to Sections 7.3 and 7.4, distributions under the Plan shall be made at the time and in the manner provided in Section 3.6. If allowed by the Administrator, a Participant may elect to further delay the payment date for a minimum period of sixty (60) months from the originally scheduled date of payment, provided that such election to delay payment (a) is made at least twelve (12) months before a scheduled date of payment and (b) is not effective until at least twelve (12) months after the date on which the election is made. A re-deferral election must be made in accordance with procedures and rules established by the Administrator, which shall be construed and administered in accordance with Code Section 409A. The Participant may, at the same time the date of payment is re-deferred, change the form of payment provided that such change in the form of payment does not effectuate an acceleration of payment. Notwithstanding any provision contained herein to the contrary, a distribution made to a Key Employee due to his Separation from Service (for any reason except due to his death) shall not be made before the date which is six (6) months after the date the Key Employee has a Separation from Service unless otherwise permitted under Code Section 409A, such as in the event of his death.

7.3
Unforeseeable Emergency. A Participant may request a distribution due to an Unforeseeable Emergency. The request must be in writing and must be submitted to the Administrator along with evidence that the circumstances constitute an Unforeseeable Emergency. The Administrator has the discretion to require whatever evidence it deems necessary to determine whether a distribution is warranted. Whether a Participant has incurred an Unforeseeable Emergency will be determined by the Administrator on the basis of the relevant facts and circumstances in its sole discretion, but, in no event, will an Unforeseeable Emergency be deemed to exist if the hardship can be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan. A distribution due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need and may also include any amount necessary to pay any federal, state or local income taxes or penalties that are reasonably anticipated to result from the distribution. The distribution will be made in the form of a single lump-sum cash payment without regard to any prior distribution election. Any distribution under this Section 7.3 shall be deducted from the Participant’s Account balance as of the date of the distribution.

7.4
Cashouts of Minimal Interests. If the amount credited to the Participant’s Account does not exceed the current dollar limitation under Code Section 402(g)(1)(B) ($17,000 in 2012, as adjusted under the Code in future years, or such higher dollar amount as Treasury Regulations may establish for cashouts of minimal interests under Code Section 409A), at the time he has a Separation from Service, and such Participant is not a Key Employee, the Company reserves the right to pay such amount to the Participant in accordance with the requirements of Code Section 409A in a single lump-sum cash payment within ninety (90) days following such Separation from Service, regardless of whether the Participant (i) had made a different election regarding time or form of payment or (ii) was receiving installment payments at the time of Separation from Service. In the case of a Key Employee, such cashout payment shall not be made before the date that is at least six (6) months from the date of his Separation from Service or such earlier date upon which such amount can be paid under Code Section 409A without being subject to taxation thereunder.

7.5
Distribution to a Key Employee. Notwithstanding any provision of the Plan to contrary, any lump sum or installment payment distribution payable to a Participant who is a Key Employee due to his Separation from Service (for any reason except due to his death) shall not be made before the date that is six (6) months after the date of his Separation from Service.

ARTICLE 8 - AMENDMENT AND TERMINATION

8.1
Amendment by Company. The Company reserves the right to amend the Plan through action of the Board or the Compensation Committee. An amendment must be in writing and executed by an officer authorized to take such action. Each amendment shall not be effective prior to approval by the Board or the Compensation Committee in its resolution, unless necessary to comply with applicable laws or regulations. No amendment can directly or indirectly deprive any current or former Participant or Beneficiary of all or any portion of his Account balance that has accrued as of the date of such amendment. In addition to amendments made by the Board or the Compensation Committee, the Chief Financial Officer of Anadarko Petroleum Corporation and the General Counsel of Anadarko Petroleum Corporation, acting jointly (the “Authorized Officers”), may approve, adopt and execute any amendment to the Plan that is necessary for purposes of legal compliance, to clarify ambiguities in the Plan document, and to simplify non-material administrative processes, as the Authorized Officers may, in their best judgment, so determine; provided further that the Authorized Officers may not terminate the Plan. The Authorized Officers together may delegate to another officer of the Company the authority to execute an amendment to the Plan that has been approved jointly by the Authorized Officers.

Notwithstanding the preceding paragraph of this Section 8.1, the Plan may be amended if required to ensure that the Plan is characterized as a “top-hat plan” of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), or to conform the Plan to the requirements of ERISA for “top-hat plans” or the requirements of the Code for deferred compensation plans including Code Section 409A. No such amendment for this exclusive purpose shall be considered prejudicial to the interest of a Participant or a Beneficiary hereunder.

8.2
Retroactive Amendments. An amendment made by the Company in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan to satisfy the applicable requirements of the Code, ERISA or to any other change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 8.1.

8.3
Special Plan and Deferral Election Amendments. Notwithstanding Sections 8.1 or 8.2 or any other provision of the Plan or a deferral election agreement to the contrary, the Company has reserved the unilateral right and discretion to amend the Plan and a Participant’s deferral elections hereunder to the extent necessary to comply with Code Section 409A, or to be exempt from the application of Code Section 409A, to the maximum extent permitted under Code Section 409A.

8.4
Plan Termination. The Plan has been adopted with the intention and expectation that it will be continued indefinitely. The Company, however, reserves the right to terminate the Plan at any time without any liability for any such discontinuance or termination.

In the event of the termination of the Plan, no additional vesting shall accrue on a Participant’s behalf after the termination date. In accordance with Code Section 409A, termination of the Plan shall not, by itself, create a distribution event.

Upon termination of the Plan, distribution of benefits shall be made to Participants and Beneficiaries in the same manner and at the same time as described in the Plan, unless one of the following termination events occurs, in which case, all such amounts shall be distributed in a lump sum upon termination, or upon the earliest date allowable under Code Section 409A:

(a)
the Company’s termination and liquidation of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);

(b)
the Company’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Company within the thirty (30) days preceding or twelve (12) months following a change of control event (within the meaning of Code Section 409A), provided that all agreements, methods, programs, and other arrangements sponsored by the Company or an affiliated entity that are aggregated under Code Section 409A are terminated and liquidated with respect to each Participant that experiences the change in control event; or

(c)
the Company’s termination and liquidation of the Plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (2) the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated under Code Section 409A if the same

Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements sponsored by the Company that are terminated and liquidated; (3) no payments in liquidation of the Plan are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would have been payable absent the termination and liquidation; and (4) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Code Section 409A if the same Participant participated in both plans, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

8.5
Distribution Upon Termination of the Plan. Upon termination of the Plan, no further contributions that have not accrued as of the termination date shall be made under the Plan. Each Participant’s Account at the time of termination shall continue to be governed by the terms of the Plan until fully distributed in accordance with the terms of the Plan.

ARTICLE 9 - THE TRUST

9.1
Establishment of Trust. The Company may, but is not required to, establish a trust, or use an existing trust, to hold amounts which the Company may contribute from time to time to correspond to some or all amounts credited to Participants under Section 4.1. If the Company elects to establish a trust, the provisions of Sections 9.2 and 9.3 shall be operative.

9.2
Grantor Trust. The Company may establish a trust, or use an existing trust, between the Company and a trustee pursuant to a separate written trust agreement. Any such trust shall be created as a grantor trust under the Code Sections 671-678, and the establishment of the trust shall not cause the Participant to realize current income on amounts contributed to the trust. In the event that the Company establishes such a trust or uses an existing trust, the Company shall be under no obligation to place assets in such trust to secure the Company’s payment obligations under the Plan.

9.3
Investment of Trust Funds. Any amounts contributed to a trust described in this Article 9 may be invested by the trustee in accordance with the provisions of the trust agreement and the instructions of the Administrator or the Company. Trust investments need not reflect the hypothetical investments selected by Participants under Section 5.1 for the purpose of adjusting Account balances, and the investment results of the trust shall not affect the hypothetical investment adjustments to Accounts under the Plan.

9.4
Participants’ Rights under a Trust. The assets of any trust hereunder shall be held for the benefit of the Participants in accordance with the terms of the Plan and the trust agreement. The assets of the trust shall remain subject to the claims of the general creditors of the Company, and the rights of the Participants to the amounts in the trust shall be limited in the event that the Company becomes insolvent. No Participant or Beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the trust fund.

ARTICLE 10 - MISCELLANEOUS

10.1
Unsecured General Creditor of the Company. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company as the result of participating in the Plan. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and shall remain, the general, unpledged, unrestricted assets of the Company, and as such, shall remain subject to the claims of the general creditors of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay compensation in the future.

10.2	Limitation of Rights. Nothing in this plan shall be construed to:

(a)	Give any individual who is employed by the Company any right to be a Participant unless and until such person is selected under the terms of the Plan;

(b)	Give any Participant any rights, other than as an unsecured general creditor of the Company;

(c)	Limit in any way the right of the Company to terminate an Eligible Employee’s employment;

(d)	Give a Participant or any other person any interest in any trust, fund or in any specific asset of the Company; or

(e)
Be evidence of any agreement or understanding, express or implied, that the Company will employ a Participant in any particular position, at any particular rate of remuneration, or for any particular time period.

10.3
The Company’s Liability. The Company’s liability for the payment of benefits under the Plan shall be defined only by the Plan and by the deferral agreements, and form and timing of payment elections, as entered into between a Participant and the Company under the Plan. The Company shall have no obligation or liability to a Participant under the Plan except as provided by the Plan.

10.4
Satisfaction of Benefit Obligation. The Company may, but is not obligated, to purchase an annuity or other insurance/financial product to satisfy the payment of benefit obligations for some or all of the Participants under the Plan. In the event that such an annuity or other product is utilized and a Participant or his Beneficiary has received the benefits entitled under the Plan from such annuity or other product, then such benefit obligation under the Plan shall be considered satisfied. Any annuity or other product used to provide funding under the Plan shall be an asset of the Company, and no Participant shall have any beneficial ownership interest in such asset of the Company.

In order to meet its contingent obligations under the Plan, the Company shall not set aside any assets or otherwise create any type of fund in which any Participant (or any person claiming under such Participant) has an interest other than that of an unsecured general creditor of the Company or that would provide any Participant, or any person claiming under such Participant, with a legally enforceable right to priority over any general creditor of the Company in the event that the Company becomes insolvent.

10.5
Spend-thrift Provision. No amount payable or to become payable from the Plan will be subject to: (a) anticipation or assignment by any person entitled to receive benefits under the Plan; (b) attachment by, interference with, or control of any creditor of any person entitled to receive benefits under the Plan; or (c) being taken or reached by any legal or equitable process in satisfaction of any debt or liability of any person entitled to receive benefits under the Plan. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the Plan, any part of it or any interest in it, by any person entitled to receive benefits under the Plan prior to distribution will be void, regardless of whether that conveyance, transfer, assignment, mortgage, pledge, or encumbrance is intended to be effective before or after any distribution of benefits under the Plan. In addition, the Administrator shall not recognize any conveyance, transfer, assignment, mortgage, pledge or encumbrance by any person entitled to receive benefits under the Plan, and shall not pay any amount to any creditor or assignee of such person for any cause whatsoever. However, this Section 10.5 shall not affect the provisions of Section 10.1 regarding the claims of general creditors of the Company.

In the event that any Participant’s or Beneficiary’s benefits hereunder are attempted to be garnished or attached by order of any court, the Company, in its discretion, may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan.

10.6
Incapacity of Participant or Beneficiary. If the Administrator determines, in its discretion, that any Participant or Beneficiary to whom a payment is payable under the Plan is unable to care for his affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative), at the discretion of the Administrator, may be paid to the spouse, child, parent, sibling of such Participant or Beneficiary or to any person whom the Administrator has determined has incurred expense for such Participant or Beneficiary. In the event that a guardian, conservator or other person legally vested with the care of any person receiving a benefit under the Plan is appointed by a court of competent jurisdiction, payments shall be made to such guardian, conservator or other person, provided that proper proof of appointment is furnished in a form and manner acceptable to the Administrator. Any payment made in accordance with this Section 10.6 shall be a complete discharge of the obligations of the Company under the Plan.

10.7
Waiver. No term or condition of the Plan shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.8
Notices. Any notice or other communication in connection with the Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, five (5) business days shall have elapsed after the same shall have been deposited in the U.S. mails, first-class postage prepaid and registered or certified:

(a)
The Company or Administrator — If the notice is sent to the Company or Administrator, it must be sent to the then-current corporate headquarters address of the Company, provided that the envelope includes “Attn: Benefits Department — Human Resources”; or

(b)
Participant — The mailing or electronic address of the Participant as reflected in the then-current records of the Company. Each Participant is responsible for ensuring that the Company or Administrator has the Participant’s current mailing address under the procedure for updating mailing addresses utilized by the Company or Administrator.

10.9
Tax Withholding. The Company shall have the right to deduct from all payments or deferrals made under the Plan any tax required by law to be withheld. If the Company concludes that tax is owing with respect to any deferral or payment hereunder, the Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his Beneficiary for satisfaction of such obligation. A tax, for purposes of this Section 10.9 means any federal, state, local or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment that is owed with respect to amounts deferred (and any earnings thereon) and any payments made to Participants under the Plan.

With respect to deferred compensation elections under the Plan, the Company shall withhold the required share of FICA, FUTA and other applicable employment and payroll taxes from the other non-deferred compensation of an Eligible Employee who is a Participant. These required payroll taxes shall be withheld at the same time that the deferred compensation contributions are credited to his Account.

10.10
Governing Law. The Plan will be construed, administered and enforced according to ERISA, the Code and other controlling federal law, and to the extent not preempted thereby, the laws of the State of Texas without regard to its conflicts of law principles.

10.11
Intention to Comply with Code Section 409A. The Plan is intended to comply with Code Section 409A and any ambiguous provision will be construed in a manner that is compliant with, or exempt from, the application of Code Section 409A. It is intended that since January 1, 2009, the Plan will comply with provisions of Code Section 409A and the final regulations and other authoritative guidance thereunder. It is also intended that during the period beginning January 1, 2005 and ending December 31, 2008, the Plan was operated in reasonable good faith compliance with the provisions of Code Section 409A and the interim authoritative guidance thereunder. If any provision of the Plan would cause a Participant to incur any additional tax or interest under Code Section

409A, the Company may reform such provision to comply with Code Section 409A to the maximum extent permitted under Code Section 409A as determined by the Company.

ARTICLE 11 - PLAN ADMINISTRATION

11.1
Powers and Responsibilities of the Administrator. The Administrator has the full power, full discretion and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of applicable law. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a)	To make and enforce such rules and procedures as it deems necessary or proper for the efficient administration of the Plan;

(b)	To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c)	To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d)	To administer the claims and review procedures specified in Section 11.3, including determining all facts pertaining to a claim;

(e)	To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;

(f)	To determine the person or persons to whom such benefits will be paid;

(g)	To authorize the payment of benefits;

(h)	To comply with the reporting and disclosure requirements of Part I. of Subtitle B of Title I of ERISA;

(i)	To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;

(j)	By written instrument, to allocate and delegate its responsibilities hereunder to designated persons or entities, including without limitation, to employees of the Company; and

(k)	To address and resolve any and all matters that may arise with regard to the Plan and its administration.

11.2
Interpretation of the Plan. The Administrator shall interpret, construe and construct the Plan, including correcting any defect, supplying any omission or reconciling any inconsistency. The Administrator shall have all powers necessary or appropriate to implement and administer the terms and provisions of the Plan, including the power to make findings of fact. The determination of the Administrator as to the proper interpretation, construction, or application of any term or provision of the Plan shall be final, binding, and conclusive with respect to all Participants and other interested persons.

11.3
Claims and Review Procedures. Claims for Plan benefits and reviews of appeals of benefit claims arising under the Plan that have been denied or modified are to be processed in accordance with written Plan claims procedures established by the Administrator and adopted by the Company. The Plan’s claims and appeal procedures shall be established and administered in accordance with the applicable requirements for such procedures under ERISA.

11.4
Plan Administrative Costs. Unless otherwise determined by the Administrator, all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator in administering the Plan shall be paid by the Company.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused the amended and restated Plan to be adopted on this 27th day of December, 2012, to be effective as of January 1, 2012.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Julia A. Struble
Vice President, Human Resources